WHEN RECORDED, RETURN TO:

Fennemore Craig, P.C.
3003 North Central Avenue
Suite 2600
Phoenix, Arizona 85012
Attn: Sarah A. Strunk, Esq.

FIRST AMENDMENT TO DEED OF TRUST, ASSIGNMENT OF RENTS,
SECURITY AGREEMENT AND FIXTURE FILING

          THIS FIRST AMENDMENT TO DEED OF TRUST, ASSIGNMENT OF RENTS, SECURITY AGREEMENT AND FIXTURE FILING (hereinafter called “Amendment”) is made and entered into to be effective as of the 31st day of May, 2006, by and among NORD RESOURCES CORPORATION, a Delaware corporation and the successor by merger to Nord Copper Corporation, whose mailing address is P.O. Box 384, Dragoon, AZ 85609, hereinafter called “Trustor,” FIRST AMERICAN TITLE INSURANCE COMPANY, whose mailing address is 2398 E. Camelback Road, Suite 1060, Phoenix, Arizona 85016, attention Peggy Barber, hereinafter called “Trustee,” and NEDBANK LIMITED, a limited liability company organized under the laws of the Republic of South Africa, whose mailing address is 1st Floor, Old Mutual Place, 2 Lambeth Hill, London EC4V 4GG, Attn: Kevin Ryder (“Beneficiary”).

R E C I T A L S:

          A. Trustor executed and delivered to Beneficiary that certain Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated November 8, 2005 (the “Deed of Trust”), which was recorded on November 10, 2005, as Instrument No. 051143601 in the Official Records of Cochise County, Arizona.

          B. The Deed of Trust constitutes a part of the security and collateral for a loan (the “Loan”) in the original principal amount of Three Million Nine Hundred Thousand and 00/100 Dollars ($3,900,000.00) to Trustor evidenced by that certain Secured Promissory Note dated November 8, 2005, as amended (the “Note”).

          C. Concurrently with the execution of this Amendment, Trustor is executing an Amended and Restated Secured Promissory Note that, among other things, changes the maturity date in the Note and increases the amount of the Loan to Four Million Nine Hundred Thousand and 00/100 Dollars ($4,900,000.00) (the “Amended and Restated Note”).

          D. Trustor and Beneficiary desire to execute this Amendment to evidence the increase in the Loan and confirm that the security interest granted in the Deed of Trust continues with respect to the Loan, as reflected in the Amended and Restated Note.

          NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Trustor and Beneficiary do hereby amend the Deed of Trust and covenant and agree as follows:

                    1. Incorporation of Recitals. The foregoing Recitals are hereby incorporated herein and made a part hereof the same as if set forth in full in this paragraph. In the event of any conflict between the terms of this Amendment and the Deed of Trust, the terms of this Amendment shall govern and control.

                    2. Security. The parties agree that the Deed of Trust shall continue to secure the repayment of the obligations described therein, as it is amended as contemplated in this Amendment.

                    3. Miscellaneous. This Amendment shall be governed by and construed according to the laws of the State of Arizona. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties may execute this Amendment by signing any counterpart hereof.

[SIGNATURES ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties hereto effective as of the date first above written.

TRUSTOR:

NORD RESOURCES CORPORATION, a Delaware corporation and the successor by merger to NORD COPPER CORPORATION

By:	/s/ John T. Perry
Name:	John Perry
Title:	Sr VP CFO

BENEFICIARY:

NEDBANK LIMITED, a limited liability organized under the laws of the Republic of South Africa

By:	/s/ Terry Rust	/s/ Stuart Orton
Name:	Terry Rust	Stuart Orton
Title:	Head of Forfaiting	Manager - Forfaiting

STATE OF ARIZONA	)
) ss.
County of Pima	)

The foregoing instrument was acknowledged before me this day of May 25, 2006 by John Perry the CFO of NORD RESOURCES CORPORATION, a Delaware corporation and the successor by merger to NORD COPPER CORPORATION, on behalf of the corporation.

          IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/Wendy Jameson
Notary Public

My commission expires:

November 27, 2009

STATE OF __________________________	)
) ss.
County of _____________	)

The foregoing instrument was acknowledged before me this nineteenth day of May by TERRY RUST and STUART ORTON, together duly authorized signatories of NEDBANK LIMITED, a limited liability company organized under the laws of the Republic of South Africa, on behalf of the company.

          IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Iain Alexander Rogers
IAIN ALEXANDER ROGERS
Notary Public
London – England
(My Commission Expires With Life)